Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated February 12, 2026, except for the effects of the reverse recapitalization described in Note 1, as to which the date is August 25, 2026, relating to the consolidated financial statements of Enhanced Ltd (the Company), which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, P.C.

New York, New York

August 25, 2026